UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 26, 2018

FLAGSHIP GLOBAL CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	001-38030	26-4033740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hill Crescent,Worcester Park,Surrey, England KT4 8NA

Telephone Number: 020 8949 2259

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment to Form 8-K originally filed with the Commission on March 26, 2018 is filed solely to correct a clerical error in Item 5.02 Election of Directors. The error occurred during the Edgarization process and was not discovered by the Registrant until today. The last paragraph of Item 5.02 incorrectly stated that on January 22, 2018 the Board of Directors and Majority Shareholders approved to appoint Phillip M. Nuciola as a Director, David Kim as an Independent Director and Youssef Hanine as an Independent Director. However, none of the foregoing individuals were ever approved by the board or the Company’s majority shareholders to act as an officer or director. In addition, none of the foregoing individuals are or were ever affiliated with the Registrant in any manner. Other than correcting this error, all other information included in the Original Report is unchanged.

Item 5.02 Election of Directors.

 Board Appointments

The Company is pleased to announce the following appointments with immediate effect. It is the Company’s belief that the new Directors have the required mining industry expertise to assist the Company to develop its mining operations. A brief biography of each director’s relevant experience and appointments is described below.

Biographical Information of our Newly Appointed Directors:

Stephen Moscicki

Chairman and Chief Executive Officer (Age 60)

Stephen has been in the mining industry for over 14 years in Alabama, Kentucky and Tennessee, covering most aspects of mining including strip, high wall and auger mining, working alongside his long-term partner Ron Maples. Stephen has considerable experience and expertise in the setting up of coal mines in the US and has in-depth knowledge of coal sales and contracts.

In 2004 Stephen was asked to review the operations of GTM Energy (Garside, Tinker and Maples), a mining operation in Alabama on behalf of the leaseholder. The main result of this was that Stephen met Ron Maples and they embarked on an extensive four-year prospect drilling program to establish potential coal fields in Alabama, Kentucky, Tennessee and Virginia. As a result of this Stephen has extensive interests across those four states of economically extractable coal in terms of leased coal acreage and bought coal acres (fee simple). During this period he opened and developed a Coal fines site located in Flatrock, Alabama and established the existence of an estimated reserves of 36 million tons. He also developed a sand and gravel pit known as Kilgore pit, in Lamar County Hamilton Alabama. In 2011 he made a strategic acquisition of a large Rail Yard with acreage in Northeast Alabama, with warehousing hardstanding for the purpose of rail transport across the US and docking ports for export of coals internationally. More recently he re-opened a mine site in Blount County, Alabama and operated the wash plant there.

In 2012 Stephen and Ron Maples performed some exploration drilling in Virginia on the site of a group of mines in Virginia. Having been offered the role of contractor to operate the mines Stephen negotiated the sale and purchase of them instead.

Stephen has held mining licenses for the states of Alabama and Kentucky. He is also a certified medical technician.

Last five years

Between January 2016 and to date Stephen has been Chief Executive of GEM Holdings Ltd a company established to own and bring into production a series of mines in Virginia, Alabama, Kentucky and Tennessee. Over the pervious twelve years Stephen has been engaged in negotiating the acquisition and financing of the various mining opportunities now owned by GEM but also other potential mine acquisitions.

David Winduss

Chief Financial Officer (Aged 55)

In a career that spans more than 25 years, David has been actively involved in public and private company acquisitions, arranging financing, and carrying out commercial negotiations. He has extensive knowledge of financial control and corporate governance in public companies. After qualifying as a Chartered Accountant with Ernst and Young in 1987, he joined the finance department of Hanson Plc following its takeover of Consolidated Goldfields. After 3 years at Hanson, he was appointed group financial controller of Jacobs Holdings plc and was subsequently promoted to Director, principally responsible for acquisitions. Over the next 12 years, Jacobs, which was listed on the main market of the LSE, made significant acquisitions in the shipping, property and automotive sectors and was eventually taken over by Bidvest Plc, the South African conglomerate in December 2001.

From 2002 to 2006 David served on the main board of directors for Bidcorp Plc (listed on the Official List) as head of property acquisition and disposal. After leaving Bidcorp, David helped launch a new building materials business in the UK, Durisol UK Limited, in 2007, and served as its Managing Director until May 2014 overseeing several rounds of fund raising.

Last five years.

Since 2014 David has been working with Stephen Moscicki on various coal related projects in the United States and in particular southern Virginia. David has extensive acquisition and financing expertise having previously worked at both Hanson Plc and Bidcorp Plc and he brings that expertise to the Company. Between 2007 and 2014, David was Managing Director of Durisol, a building materials business. David oversaw all aspects of the company’s operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSHIP GLOBAL CORPORATION

Dated: May 16, 2018	By:	/s/ Gary R. Brown
Gary R. Brown
President, Chief Executive Officer and Director